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As filed with the Securities and Exchange Commission on March 16, 2004

Registration No. 333-112147

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1531 (Primary Standard Industrial Classification Code Number)	58-2086934 (I.R.S. Employer Identification Number)

1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(770) 829-3700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS
James O'Leary
Executive Vice President and Chief Financial Officer
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(770) 829-3700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:
William F. Schwitter, Esq.
Michael K. Chernick, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street, 15th Floor
New York, New York 10022
(212) 318-6000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

BEAZER HOMES USA, INC.

TABLE OF ADDITIONAL REGISTRANTS

NAME	STATE OF INCORPORATION/ FORMATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER	IRS EMPLOYER IDENTIFICATION NO.
Beazer Homes Corp.	TN	1531	62-0880780
Beazer/Squires Realty, Inc.	NC	1531	56-1807308
Beazer Homes Sales Arizona Inc.	DE	1531	86-0728694
Beazer Realty Corp.	GA	1531	58-1200012
Beazer Mortgage Corporation	DE	1531	58-2203537
Beazer Homes Holdings Corp.	DE	1531	58-2222637
Beazer Homes Texas Holdings, Inc.	DE	1531	58-2222643
Beazer Homes Texas, L.P.	DE	1531	76-0496353
April Corporation	CO	1531	84-1112772
Beazer SPE, LLC	GA	1531	not applied for(1)
Beazer Homes Investment Corp.	DE	1531	04-3617414
Beazer Realty, Inc.	NJ	1531	22-3620212
Beazer Clarksburg, LLC	MD	1531	not applied for(1)
Homebuilders Title Services of Virginia, Inc.	VA	1531	54-1969702
Homebuilders Title Services, Inc.	DE	1531	58-2440984
Texas Lone Star Title, L.P.	TX	1531	58-2506293
Beazer Allied Companies Holdings, Inc.	DE	1531	54-2137836
Crossmann Communities of North Carolina, Inc.	NC	1531	35-2047531
Crossmann Communities of Ohio, Inc.	OH	1531	31-1390649
Crossmann Communities of Tennessee, LLC	TN	1531	62-1713158
Crossmann Communities Partnership	IN	1531	35-1901790
Crossmann Investments, Inc.	IN	1531	35-2021870
Crossmann Management Inc.	IN	1531	35-2021871
Crossmann Mortgage Corp.	IN	1531	35-1898927
Cutter Homes Ltd.	KY	1531	61-0915273
Deluxe Homes of Lafayette, Inc.	IN	1531	35-1683706
Deluxe Homes of Ohio, Inc.	OH	1531	35-2109586
Beazer Realty, Inc. (formerly Merit Realty, Inc.)	IN	1531	35-1679596
Paragon Title, LLC	IN	1531	35-2111763
Pinehurst Builders LLC	SC	1531	56-2097374
Trinity Homes LLC	IN	1531	35-2027321

        The address, including zip code and telephone number, including area code, of the principal offices of the additional registrants listed above is: 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328 and the telephone number at that address is (770) 829-3700.

(1)
Does not have any employees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 16, 2004

Prospectus

$200,000,000

Offer to Exchange

6-1/2% Senior Notes due November 15, 2013,
which have been registered under the Securities Act of 1933, for any and all outstanding
6-1/2% Senior Notes due November 15, 2013,
which have not been registered under the Securities Act of 1933, of

•
We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

•
This exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

•
No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

        The new notes will be unsecured and will rank equally with all our existing and future senior unsecured indebtedness. The new notes will be guaranteed by all of our significant subsidiaries on a senior basis. The guarantees will be unsecured obligations of our subsidiaries ranking equally with all their existing and future unsecured senior debt. The new notes will be effectively subordinated to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing the debt.

        See "Risk Factors" beginning on page 12 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

INCORPORATION BY REFERENCE

        We are "incorporating by reference" important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC, that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus.

        We will provide each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered in this prospectus. We will provide this information by first class mail at no cost upon written request addressed to Leslie Kratcoski, Director of Investor Relations, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328.

        To obtain timely delivery of any information requested from us, you must request this information no later than five business days before this exchange offer expires.

ii

SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 14 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context requires otherwise, all references to "we," "us," "our" and "Beazer" refer specifically to Beazer Homes USA, Inc. and its subsidiaries.

The Company

        We design, sell and build single family homes in the Southeastern, Western, Central, Mid-Atlantic and Midwestern regions of the United States and, based on home closings, are one of the ten largest builders of single family homes in the nation. Our Southeastern region includes Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee, our Western region includes Arizona, California, Colorado and Nevada, our Central region includes Texas, our Mid-Atlantic region includes Delaware, Maryland, New Jersey, Pennsylvania and Virginia and our Midwestern region includes Indiana, Kentucky and Ohio.

        We design our homes to appeal primarily to entry-level and first time move-up homebuyers. Our objective is to provide our customers with homes that incorporate quality and value while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

        Geographic Diversity and Growth Markets.    We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Virtually all of the markets in which we operate have experienced significant population growth in recent years. Within these markets, we build homes in a variety of projects, typically with fewer than 150 homesites.

        Quality Homes for Entry-Level and First Time Move-Up Homebuyers.    We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first time move-up homebuyers because we believe they represent the largest segment of the homebuilding market. During the fiscal quarter ended December 31, 2003, the average sales price of our homes sold was approximately $219,000.

        Additional Products and Services for Homebuyers.    In order to maximize our profitability and provide our homebuyers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that homebuyers want to choose certain components of their new home, we offer limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through our subsidiaries Beazer Mortgage Corporation, or Beazer Mortgage, and Crossmann Mortgage Corp., or Crossmann Mortgage. Beazer Mortgage and Crossmann Mortgage originate, process and broker mortgages to third party investors. Beazer Mortgage and Crossmann Mortgage generally do not retain or service the mortgages that they broker. We also provide title services to our homebuyers in many of our markets.

        Decentralized Operations with Experienced Management.    We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

        Conservative Land Policies.    We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in land which is not generally subject to entitlements providing basic development rights to the owner.

        Value Created.    We evaluate our financial performance and the financial performance of our operations using Value Created, a variation of economic profit or economic value added. Value Created measures the extent to which we exceed our cost of capital. It is calculated as earnings before interest and taxes, or EBIT, less a charge for all of the capital employed multiplied by our estimate of our minimum weighted average cost of capital.

        Headquarters.    Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, and our telephone number is (770) 829-3700. We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of our new 6-1/2% senior notes due November 15, 2013 for up to $200,000,000 aggregate principal amount of our original 6-1/2% senior notes due November 15, 2013, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.
Resales Without Further Registration
We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and
• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."

Expiration Date	5:00 p.m., New York City time, on , 2004, unless we extend the exchange offer.
Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from November 13, 2003 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes
Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.
Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
• your original notes are not immediately available; or
• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.
Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
• no gain or loss will be realized by a United States holder upon receipt of a new note;
• holder's holding period for the new notes will include the holding period of the original notes; and
• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Material United States Federal Income Tax Considerations."
Exchange Agent
U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107, Attention: Specialized Finance Department, Reference: Beazer Homes USA, Inc. Exchange. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (800) 934-6802 or facsimile number (651) 495-8158.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

Summary Of Terms Of New Notes

        The exchange offer constitutes an offer to exchange up to $200.0 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Beazer evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture and supplemental indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of Notes."

Comparison With Original Notes

Freely Transferable
The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See "The Exchange Offer—Terms of the Exchange Offer."
Registration Rights
The holders of the original notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement, dated as of November 13, 2003, by and among Beazer, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause Beazer to register the original notes under the Securities Act if the Exchange Offer is not consummated prior to the exchange offer termination date. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms Of New Notes

Issuer	Beazer Homes USA, Inc.
Maturity Date	November 15, 2013.
Notes Offered	$200,000,000 aggregate principal amount of 6-1/2% senior notes due November 15, 2013.
The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture and the supplemental indenture governing the original notes and will be treated under the indenture and the supplemental indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.
Interest
The new notes will bear interest at the rate of 6-1/2% per annum from November 13, 2003. Interest on the new notes will be payable semi-annually in cash on May 15 and November 15 of each year, beginning May 15, 2004.
Subsidiary Guarantees
The new notes will be unconditionally guaranteed, on a senior basis, by substantially all of Beazer's existing wholly-owned direct and indirect subsidiaries and each subsidiary that in the future agrees to guarantee the notes pursuant to a supplemental indenture. The subsidiary guarantees will be joint and several, general unsecured obligations of the subsidiary guarantors.
Ranking
The original notes are, and the new notes will be, general unsecured obligations of Beazer. As such, the original notes do, and the new notes will, rank equally in right of payment with all other senior unsecured indebtedness of Beazer. We had total consolidated indebtedness of approximately $948.5 million as of December 31, 2003. As of December 31, 2003, the notes would rank equally with approximately $739.7 million, net of unamortized discount of approximately $10.3 million, of our senior unsecured indebtedness. The original notes are, and the new notes will be, effectively subordinated to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing such debt. As of December 31, 2003, we had approximately $8.8 million of secured indebtedness. As of December 31, 2003, we could have incurred $970.7 million of additional senior indebtedness under the terms of the indenture governing the notes. See "Risk Factors" and "Description of Notes—General."

Optional Redemption
Beazer may redeem all or part of the notes at its option at any time on or after November 15, 2008, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, on or prior to November 15, 2006, in the event of one or more equity offerings, Beazer may, at its option, redeem up to 35% of the principal amount of the notes originally issued from the net proceeds thereof at a redemption price equal to 106.500% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption. See "Description of Notes—Optional Redemption."
Change of Control
Upon a change of control, each holder of the notes will have the right to require Beazer to repurchase all or a portion of such holder's notes at a price of 101% of the principal amount thereof, plus accrued interest to the repurchase date. See "Description of Notes—Certain Covenants."
Certain Covenants
The indenture and the supplemental indenture contain certain covenants that, among other things, limit the ability of Beazer and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make investments, dispose of assets, create certain liens, enter into certain transactions with affiliates, or enter into certain mergers or consolidations or sell all or substantially all of the company's assets. See "Description of Notes—Certain Covenants."

        For additional information regarding the notes, see the "Description of Notes" section of this prospectus.

Ratio of Earnings to Fixed Charges

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, and, therefore, reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of income from operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, amortization of deferred loan costs and that portion of operating lease rental expense (33%) deemed to be representative of interest.

	Year Ended September 30,					Quarter Ended December 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
Ratio of earnings to fixed charges	3.06x	3.08x	4.13x	4.56x	4.99x	4.21x	5.13x

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 12 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

Summary Historical Consolidated Financial Data

        Our summary historical consolidated financial data set forth below as of and for each of the three years ended September 30, 2001, 2002 and 2003 are derived from our audited consolidated financial statements. Our summary historical consolidated financial data set forth below for the fiscal quarters ended December 31, 2002 and 2003 are derived from our unaudited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended September 30, 2003 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, as well as the section of our Annual Report on Form 10-K incorporated herein by reference entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Beazer."

	Fiscal Year Ended September 30,			Quarter Ended December 31,
	2001	2002	2003	2002	2003
				(unaudited)
	($ in thousands)
Statement of Operations Data:
Total revenue	$1,805,177	$2,641,173	$3,177,408	$700,160	$810,108
Operating income	121,027	193,174	279,155	59,066	75,652
Net income	74,876	122,634	172,745	36,920	47,186
Operating Data:
Number of new orders, net of cancellations(1)	10,039	13,610	16,316	3,141	3,304
Backlog at end of period(2)	3,977	6,519	7,426	6,178	7,122
Number of closings(3)	9,059	13,603	15,409	3,482	3,608
Average sales price per home closed	$195.3	$190.8	$201.3	$197.8	$219.0
Balance Sheet Data (end of period):
Inventory	$844,737	$1,364,133	$1,723,483	1,418,540	$1,960,408
Total assets	995,289	1,892,847	2,212,034	1,889,507	2,450,391
Total debt	395,238	739,100	741,365	739,417	948,465
Stockholders' equity	351,195	799,515	993,695	837,526	1,043,254
Supplemental Financial Data:
Cash provided by (used in):
Operating activities	$(25,578)	$59,464	$(41,049)	$(43,490)	$(166,012)
Investing activities	(72,835)	(314,633)	(6,552)	(1,554)	(2,232)
Financing activities	140,091	338,480	(4,016)	625	197,139
EBIT(4)	155,983	245,060	340,980	72,925	91,041
EBITDA(4)	165,236	254,513	354,200	75,656	95,055
Interest incurred(5)	35,825	51,171	65,295	16,582	16,871
EBIT/Interest incurred	4.35x	4.79x	5.22x	4.40x	5.40x
EBITDA/Interest incurred	4.61x	4.97x	5.42x	4.56x	5.63x

(1)
New orders do not include homes in backlog from acquired operations.

(2)
A home is included in "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, no assurances can be given that homes in backlog will result in closings.

(3)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing.

(4)
EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses; and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBIT and EBITDA are not generally accepted accounting principles (GAAP) financial measures. EBIT and EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and EBITDA in the same manner as Beazer, the EBIT and EBITDA information presented above may not be comparable to similar presentations by others.

  EBITDA is a measure commonly used in the homebuilding industry and is presented to assist in understanding the ability of our operations to generate cash in addition to the cash needed to service existing interest requirements and ongoing tax obligations. By providing a measure of available cash, management believes that this non-GAAP measure enables holders of our outstanding senior indebtedness to better understand our cash performance and our ability to service our debt obligations as they currently exist and as additional indebtedness is incurred in the future. The measure is useful in budgeting and determining capital expenditure levels because it enables management to evaluate the amount of cash that will be available for discretionary spending.

  A reconciliation of EBITDA and EBIT to cash provided/(used) by operations, the most directly comparable GAAP measure, is provided below for each period presented:

	Year Ended September 30,			Quarter Ended December 31,
	2001	2002	2003	2002	2003
Net cash provided/(used) by operating activities	$(25,578)	$59,464	$(41,049)	$(43,490)	$(166,012)
Increase in inventory	153,668	152,990	328,893	54,407	212,671
Provision for income taxes	47,872	79,425	112,784	24,105	30,168
Interest amortized to cost of sales	33,235	43,001	55,451	11,900	13,687
Increase/(decrease) in accounts payable and other liabilities	(38,721)	(71,781)	(96,224)	41,470	34,543
Change in book overdraft	(20,095)	—	—	—	—
Increase/(decrease) in accounts receivable and other assets	16,837	(2,010)	14,702	(12,365)	(27,258)
Loss on extinguishment of debt	(1,202)	—	(7,570)	—	—
Tax benefit from stock transactions	(3,837)	(12,235)	(11,502)	—	—
Other	3,057	5,659	(1,285)	(371)	(2,744)

EBITDA	165,236	254,513	354,200	75,656	95,055
Less depreciation and amortization	9,253	9,453	13,220	2,731	4,014

EBIT	$155,983	$245,060	$340,980	$72,925	$91,041

(5)
"Interest incurred" is calculated in accordance with the definition of the term "Interest Incurred" in the indenture governing the notes and set forth herein under "Description of Notes—Certain Definitions."

RISK FACTORS

        You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus prior to making a decision to exchange your original notes for new notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.

Risks Related To Our Business

The homebuilding industry is cyclical and is significantly affected by macro-economic and other factors outside of our control such as consumer confidence, interest rates and employment levels.

        Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse effect on our operating performance and the market price of our securities.

        In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

  •
  conditions of supply and demand in local markets;

  •
  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

  •
  delays in construction schedules;

  •
  cost overruns on land development and home construction;

  •
  changes in government regulations;

  •
  increases in real estate taxes and other local government fees;

  •
  changes in employment levels;

  •
  changes in consumer confidence and income; and

  •
  availability and cost of land, materials and labor.

        Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. The occurrence of any of the foregoing may have a material adverse effect on us.

Our quarterly results may fluctuate, which could cause the market price of our securities to fall.

        Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of the notes may fluctuate. While we have reported positive annual net income for each of the past five fiscal years, we believe the quarter-to-quarter comparisons of our operating results are not necessarily meaningful and you should not rely on them as an indication of our future performance. Our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of both national and local factors, many of which are outside of our control. These factors include:

  •
  the timing of home closings and land sales;

  •
  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

  •
  land development and construction delays;

  •
  seasonal home buying patterns;

  •
  delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;

  •
  changes in our pricing policies or those of our competitors; and

  •
  other changes in operating expenses, personnel and general economic conditions.

A substantial increase in mortgage interest rates may reduce consumer demand for our homes.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move-up homebuyers to sell their current homes.

We may be unsuccessful in competing against our homebuilding competitors.

        The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. As a result, we may be unable to compete successfully in our markets against these competitors. Such competition could prevent us from maintaining our current market share or increasing our market share as anticipated.

We may be unsuccessful in maintaining our market share within our housing markets.

        There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

We may be unable to obtain a sufficient amount of reasonably priced financing to support our homebuilding activities.

        The homebuilding industry is capital intensive and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be sufficient to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), the amounts available from such sources may not be sufficient. We may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing the notes, our 8-5/8% Senior Notes due 2011 and our 8-3/8% Senior Notes due 2012 and by the terms of our revolving credit facility and our term loan. See "Description of Existing Indebtedness." In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect our future results of operations.

We may be unable to make payments on or refinance our indebtedness, including the notes.

        We currently have a substantial amount of debt. As of December 31, 2003, we had approximately $948.5 million of indebtedness outstanding. In addition, subject to restrictions in the indentures governing the notes and our 8-5/8% Senior Notes due 2011 and 8-3/8% Senior Notes due 2012 and in our revolving credit facility and term loan, we may incur additional indebtedness. In particular, as of December 31, 2003, we had available borrowings of approximately $169.6 million under our $250 million revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our ability to make payments of principal or interest on, or to refinance our indebtedness, including the notes, will depend on:

  •
  our future operating performance; and

  •
  our ability to enter into additional debt and/or equity financings.

        Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. Such refinancing may not be possible and we may be unable to obtain any additional financing. Our inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of the notes, including:

  •
  we may be unable to satisfy our obligations under the existing or new debt agreements;

  •
  we may be more vulnerable to adverse general economic and industry conditions;

  •
  we may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes;

  •
  we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities;

  •
  we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  we may be exposed to fluctuations in the interest rate environment, because our revolving credit facility is at a variable rate of interest which we may not be able to control through hedge arrangements; and

  •
  we may be placed at a disadvantage compared to our competitors who have less debt.

Our financial position may worsen if we are unable to execute our business strategy.

        Our financial position and results of operations may worsen if we are unable to successfully maintain the elements of our business strategy. Our ability to execute our business strategy depends on our ability:

  •
  to continue to improve profitability;

  •
  to identify and acquire attractive parcels of land on which to build homes;

  •
  to expand our market share in regions where we are not currently a top five builder;

  •
  to identify, acquire and successfully integrate new business acquisitions; and

  •
  to attract and retain skilled employees.

        Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

Our business would be adversely affected if future, more onerous government regulations were enacted.

        We and our competitors are subject to local, state and federal statutes and rules regulating, among other things:

  •
  certain developmental matters;

  •
  building and site design;

  •
  matters concerning the protection of health and the environment; and

  •
  mortgage origination procedures.

        These regulations vary greatly by community and consist of items such as:

  •
  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

  •
  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

  •
  building permit allocation ordinances;

  •
  building moratoriums; or

  •
  similar government regulations that could be imposed in the future.

        Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

We may incur additional costs and expenses due to environmental regulations within our markets.

        We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. We expect that increasingly stringent requirements will be imposed on homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs, the imposition of fines and penalties and substantial remediation costs which would increase the costs of our operations. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

Construction defect, product liability and warranty claims may be costly, which could adversely affect our business.

        As a homebuilder, we have been and continue to be subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. Litigation in the homebuilding industry related to construction defects and similar claims has increased significantly in recent years and the industry has also experienced increased costs of insuring against such claims.

        We and certain of our subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints and other legal actions that include claims related to moisture intrusion and mold. Furthermore, plaintiffs in certain of these legal proceedings (including cases in our Midwestern and Western markets) are seeking class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and if we were to lose any certified class action suit, it could result in substantial potential liability for us.

        Although we have obtained insurance for construction defect claims, there can be no assurance that such policies will be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, or that future claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

We face reduced coverages and increased costs of insurance.

        The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become more costly.

        Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

        Historically builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could hurt our business.

        Builders' ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies and our business may be adversely affected.

If we are unable to retain skilled personnel, our business could be adversely affected.

        Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We may be unable to retain our key employees, and it may be difficult for us to attract, train, assimilate or retain other skilled personnel in the future.

The occurrence of natural disasters and the availability of homeowners' insurance could adversely impact our business.

        The climates and geology of many of the states in which we operate, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may be adversely affected.

We acquire land through the use of option contracts with specific performance obligations.

        We acquire certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, we generally are required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If we fail to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to us generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require us to purchase such lots, notwithstanding a general decline in real estate values.

Risks Related To The Notes, the Offering and the Exchange

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on numerous factors, many of which are beyond our control.

        Our ability to pay our expenses and to pay the principal of and interest on the notes and our other debt depends on our ability to generate positive cash flow in the future. Our ability to meet our expenses thus depends in part on the future performance of our operating subsidiaries, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Our operations may not generate cash flow from operations in an amount sufficient to enable us to pay the principal of and interest on our debt (including the notes) or to fund other liquidity needs.

        As of December 31, 2003, our annual debt service obligations were approximately $80 million. A change of one percentage point in the annual interest rate applicable to the $200 million of our variable rate of debt outstanding on December 31, 2003, would result in a fluctuation of approximately $2 million in our annual interest expense.

        If we do not have sufficient cash flow from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt (including the notes) or sell assets. Our ability to borrow funds under our revolving credit facility in the future will depend on our meeting the financial covenants in such revolving credit facility, and we cannot guarantee that sufficient borrowings will be available to us. If we are required to refinance our existing debt or sell some of our assets, we cannot guarantee that we will be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including our revolving credit facility, term loan and the indentures governing our outstanding notes, may restrict us from effecting any of these alternatives. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to pay the principal of and interest on the notes.

We depend upon dividends from our subsidiaries to meet our debt service obligations.

        We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Subject to the restrictions contained in the indenture governing the notes and our other outstanding debt, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes—Certain Covenants." In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

Our indentures and our other debt instruments impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indentures for our notes and our other debt instruments impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

  •
  borrow money;

  •
  pay dividends or make distributions on, or purchase or redeem, stock;

  •
  make investments and extend credit;

  •
  engage in transactions with our affiliates;

  •
  consummate certain asset sales;

  •
  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

        These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

        In addition, the indentures for our notes and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We may be unable to meet those tests, and any failure to meet those tests might not be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

The guarantees may be voided under specific legal circumstances.

        The notes are guaranteed by all of our existing and future significant subsidiaries designated as restricted subsidiaries under the indenture governing the notes. The guarantee may be subject to review and possible avoidance under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or reorganization case is commenced by or against one of our subsidiary guarantors or a lawsuit is commenced or a judgment is obtained by an unpaid creditor of one of our subsidiary guarantors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any subsidiary guarantor issued a guarantee of the notes, the subsidiary guarantor:

  •
  incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors;

  •
  was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes, and such subsidiary guarantor:

  •
  was insolvent or was rendered insolvent by reason of issuing the guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

(as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then such court could void the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

        The measure of insolvency for purposes of these considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If the guarantees of the notes were challenged, we cannot be sure as to the standard that a court would use to determine whether any of our subsidiary guarantors was solvent at the relevant time. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. If a subsidiary guarantor were found to be insolvent, a court could void the obligations under the guarantee, subordinate the guarantee to the applicable subsidiary guarantor's other debt or take other action detrimental to holders of the notes. If a guarantee is voided as a fraudulent conveyance or fraudulent transfer or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of ours or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

In the event we and/or one or more of our subsidiaries were to become the subjects of bankruptcy cases, the court, under appropriate circumstances, might order the substantive consolidation of our assets and liabilities with those of our subsidiaries.

        Substantive consolidation is a concept founded in the equitable powers of a bankruptcy court and results in the consolidation of the assets and liabilities of two entities and the payment of creditors as if they were all creditors of a single economic unit. In general, substantive consolidation is imposed where creditors of one entity justifiably relied upon the credit or financial condition of other separate business entities as if they were one. Despite the fact that we maintain our separateness from that of our subsidiaries and do not hold ourselves out to be one and the same entity, the issuance of the guarantees by certain of our subsidiaries, and the existence of numerous intercompany agreements, might be seized upon by a bankruptcy court as a basis for imposing a substantive consolidation of our assets and liabilities with those of one or more of our subsidiaries in the event we and/or one or more of our subsidiaries were to become the subjects of bankruptcy cases under the United States Bankruptcy Code. If such a result were to occur, our assets would be made available to satisfy not only the claims of our own creditors but the claims of the creditors of our subsidiaries, thereby diluting the potential recovery by our own creditors.

The notes are unsecured and effectively subordinated to any secured indebtedness that we or the subsidiary guarantors may incur.

        The original notes are not, and the new notes will not be, secured. While we and the subsidiary guarantors currently do not have any material secured debt, under the terms of the indenture governing the notes, we and the subsidiary guarantors may be able to incur significant additional secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on their collateral before the holders of the notes. As a result, the notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. In addition, guarantees of the subsidiary guarantors will also be unsecured. Any secured indebtedness that these subsidiaries may incur will be effectively senior to such guarantee obligations.

There is no established trading market for the new notes, which means there are uncertainties regarding the ability of a holder to dispose of the new notes and the potential sale price.

        The new notes will constitute a new issue of securities and there is no established trading market for the new notes. Even if the registration statement becomes effective, which will generally allow resales of the new notes, the new notes will constitute a new issue of securities with no established trading market. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the original notes have advised us that they intend to make a market in the new notes, but they are not obligated to do so. Each such initial purchaser may discontinue any market making in the new notes at any time, in its sole discretion. As a result, we are unable to assure you as to the liquidity of any trading market for the new notes.

        You may be unable to sell your notes at a particular time and the prices that you receive when you sell your notes might not be favorable. The trading market for the notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the original notes for the new notes, may not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the original notes for the new notes;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the new notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

We may not be able to pay the purchase price of the notes upon a change of control if the holders exercise their right to require us to purchase such notes

        Upon the occurrence of a "change of control," as defined in the indenture related to the original and new notes, each holder of notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest as of the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our revolving credit facility and term loan. In addition, the indentures governing our 8-5/8% Senior Notes due 2011 and our 8-3/8% Senior Notes due 2012 (covering $550 million aggregate principal amount of indebtedness) also require us to purchase such notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Furthermore, a change of control may constitute an event of default under our $250 million revolving credit facility and $200 million term loan. A default under our revolving credit facility and term loan would result in an event of default under the indenture if the lenders were to accelerate the debt under our revolving credit facility and term loan.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes and our other debt instruments. The source of funds for any purchase of notes pursuant to a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets of sales of equity. If we did not have sufficient cash on hand, we could seek to refinance the indebtedness under our revolving credit facility, term loan, our existing notes and the notes or obtain a waiver from the lenders or the holders of such notes. We may be unable to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our revolving credit facility and term loan limit our ability to purchase the notes in those circumstances and any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our revolving credit facility and term loan will not allow such repurchase.

The term "all or substantially all" in the context of a change of control has no clearly established meaning under the relevant law and is subject to judicial interpretation such that it may not be certain that a change of control has occurred or will occur.

        Upon the occurrence of a transaction that constitutes a change of control under the indenture governing the notes, we will be required to repurchase all outstanding notes. One of the ways a change of control can occur is upon a sale of all or substantially all of our assets. With respect to the sale of assets referred to in the definition of change of control in the indenture governing the notes, the meaning of the phrase "all or substantially all" as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred.

Your right to require us to repurchase the notes is limited in connection with certain transactions.

        The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring unless such transaction results in a "change of control" as such term is defined in the indenture governing the notes. Consequently, the change of control provisions of the indenture may not afford the holders of the notes any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. Accordingly, the change of control provisions are likely to be of limited usefulness in such situations.

If you fail to exchange your original notes you will remain subject to the restrictions on transfer described in the legend on your original notes.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Some holders that exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under "Summary" and "Risk Factors" and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements.

        Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

        In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the SEC, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include:

  •
  economic changes nationally or in our local markets;

  •
  volatility of mortgage interest rates and inflation;

  •
  increased competition;

  •
  shortages of skilled labor or raw materials used in the production of houses;

  •
  increased prices for labor, land and raw materials used in the production of houses;

  •
  increased land development costs on projects under development;

  •
  the cost and availability of insurance, including the availability of insurance for the presence of mold;

  •
  the impact of construction defect and home warranty claims;

  •
  any delays in reacting to changing consumer preference in home design;

  •
  terrorist acts and other acts of war;

  •
  changes in consumer confidence;

  •
  delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

  •
  delays in land development or home construction resulting from adverse weather conditions;

  •
  potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies;

  •
  changes in accounting policies, standards, guidelines or principles, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board;

  •
  the possibility that the Company's improvement plan for the Midwest will not achieve desired results; or

  •
  other factors over which we have little or no control.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE EXCHANGE OFFER

Terms of the Exchange Offer

  Purpose of the Exchange Offer

        We sold the original notes on November 13, 2003, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

        In connection with the sale of original notes to the initial purchasers pursuant to the purchase agreement, dated November 6, 2003, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated November 13, 2003, among us, the guarantors named therein and the initial purchasers.

        The registration rights agreement provides that:

  •
  Beazer will file an exchange offer registration statement with the SEC on or prior to 90 days after November 13, 2003;

  •
  Beazer will use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 150 days after November 13, 2003;

  •
  Unless the exchange offer would not be permitted by applicable law or SEC policy, Beazer will use its reasonable best efforts to, on or prior to 180 days after November 13, 2003, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer; and

  •
  Beazer will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered original notes promptly following the expiration of the tender offer by giving promptly following the expiration of the tender offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

  Shelf Registration Statement

        Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

  •
  Beazer is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not consummated within 180 days after November 13, 2003,

  •
  any holder (other than an initial purchaser) is prohibited by law or the applicable interpretations of the SEC from participating in the exchange offer,

  •
  in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours),

  •
  an initial purchaser so requests with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, or

  •
  any initial purchaser of the original notes requests that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchaser that participates in any registered exchange offer, such initial purchaser does not receive freely tradable exchange securities.

        A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

        We have agreed to file a shelf registration statement with the SEC as promptly as practicable, but in no event more than 45 days after being so required, and thereafter use our reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC. In addition, we agreed to use our reasonable best efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of an initial purchaser), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

  Additional Interest in Certain Circumstances

        If any of the following, each a "registration default," occurs:

  •
  the exchange offer registration statement is not filed with the SEC on or before the 90th calendar day following November 13, 2003 or, if that day is not a business day, then the next succeeding day that is a business day;

  •
  the exchange offer registration statement is not declared effective on or before the 150th calendar day following November 13, 2003 or, if that day is not a business day, then the next succeeding day that is a business day;

  •
  the exchange offer is not completed on or before the 180th calendar day following November 13, 2003 or, if that day is not a business day, then the next succeeding day that is a business day; or

  •
  the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90-day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the original notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

        Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

        The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

  Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

  •
  to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

        All conditions set forth under "—Conditions," except such conditions that involve regulatory approvals, must be satisfied or waived prior to the expiration date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  •
  for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

  •
  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

  •
  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

  •
  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

  •
  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

  •
  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or

  •
  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

  •
  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

  •
  the tender is made by or through an "eligible guarantor institution;

  •
  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

  •
  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If we determine in our reasonable discretion that the foregoing condition exists, we may

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders,

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to U.S. Bank National Association addressed as follows:

By Mail, Overnight Courier or Hand Delivery:
U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange
 By Facsimile:
(651) 495-8158
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange
 To Confirm by Telephone or for Information:
(800) 934-6802
Reference: Beazer Homes USA, Inc. Exchange

        U.S. Bank National Association is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by U.S. Bank National Association as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay U.S. Bank National Association as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The net proceeds from the sale of the original notes after deducting the discounts and commissions to the initial purchasers and estimated offering expenses were approximately $197.5 million. The net proceeds that we received from the sale of the original notes are being used for general corporate purposes.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, incorporated herein by reference.

As of December 31, 2003
($ in thousands)
Debt:
Revolving credit facility(1)	$—
Term loan	200,000
8-5/8% Senior notes due 2011 (net of discount of $2,541)	197,459
8-3/8% Senior notes due 2012 (net of discount of $5,833)	344,167
Other notes	8,723

Notes from offering (net of discount of $1,884)	198,116
Total debt	948,465
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized and no shares issued and outstanding	—
Common stock, $.01 par value; 30,000,000 shares authorized; 17,570,947 shares issued and 13,612,871 shares outstanding(2)	176
Additional paid-in capital	574,009
Retained earnings	557,174
Treasury stock (3,958,076 shares)	(70,604)
Unearned restricted stock	(14,805)
Accumulated other comprehensive loss	(2,696)
Total stockholders' equity	1,043,254

Total capitalization	1,991,719

(1)
As of December 31, 2003, there were no outstanding borrowings under our revolving credit facility. At that date, we had available borrowings of $169.6 million under our revolving credit facility.

(2)
Excludes an aggregate of 859,263 shares of our common stock reserved for outstanding options and restricted stock units under our Amended and Restated 1994 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan and our Non-Employee Director Stock Option Plan.

 DESCRIPTION OF EXISTING INDEBTEDNESS

The Revolving Credit Facility; The Term Loan

        We entered into a credit facility, dated as of June 2, 2003, among Beazer Homes, Bank One, NA, as the issuing bank and agent, and the other banks party thereto which provides for a four-year revolving line of credit and a $200 million term loan. The revolving credit facility provides for up to $250 million of unsecured borrowings. Borrowings under the revolving credit facility generally bear interest payable monthly at a fluctuating rate based upon the corporate base rate of interest announced by Bank One, NA or LIBOR. All outstanding borrowings under the revolving credit facility will be due on June 1, 2007.

        Available borrowings under the revolving credit facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots and accounts receivable. At December 31, 2003, we had no borrowings outstanding and had available borrowings of approximately $169.6 million under the revolving credit facility.

        The term loan matures in June 2007 and replaced our $100 million term loan that was scheduled to mature in December 2004. The term loan bears interest at a fluctuating rate (2.8% per annum at December 31, 2003) based upon the corporate base rate of interest announced by Bank One, NA or LIBOR. A portion of the proceeds from the increase in our term loan was used to redeem $100 million aggregate principal amount of our 8-7/8% Senior Notes due 2008. We redeemed our 8-7/8% Senior Notes due 2008 at 104.438% of their principal amount, plus accrued interest to the date of redemption.

        The credit facility contains operating and financial covenants applicable to the revolving credit facility and the term loan. These financial covenants are based on definitions contained in the credit facility. The financial covenants provide that our:

  •
  minimum consolidated tangible net worth may not be less than $483.8 million plus 50% of net income earned after March 31, 2003 plus 50% of the net proceeds received after March 31, 2003 from the sale or issuance of our common equity. However, if we consummate an acquisition for a total consideration of $100 million or more, then our consolidated tangible net worth may not be less than 80% of our consolidated tangible net worth immediately following the acquisition plus 50% of net income earned after the acquisition plus 50% of the net proceeds received after the acquisition from the sale or issuance of our common equity;

  •
  ratio of consolidated debt to consolidated net worth may not exceed 2.25 to 1 at any time our interest coverage ratio is at least 2.5 to 1. If our interest coverage ratio is less than 2.5 to 1, then our ratio of consolidated debt to consolidated net worth may not exceed 2.0 to 1;

  •
  outstanding borrowing base debt may not exceed the borrowing base at any time the revolving credit facility and the term loan do not have an S&P rating of BBB- or higher or a Moody's rating of Baa3 or higher;

  •
  interest coverage ratio must be at least 2.0 to 1.0; and

  •
  ratio of adjusted land value to the sum of our consolidated tangible net worth plus 50% of our consolidated subordinated debt may not exceed 1.0 to 1.0.

        For purposes of the last covenant described above, "adjusted land value" is defined as the book value of land owned by us and our subsidiaries, less (i) the sum of (a) the book value of finished lots subject to a contract of sale and (b) the lesser of (x) the product of the number of housing units with respect to which we and our subsidiaries entered into contracts of sale during the six-month period ending on the measurement date multiplied by the average book value of all finished lots as of such date and (y) forty percent of consolidated tangible net worth as of such date.

        At December 31, 2003, we were in compliance with each of these financial covenants, as well as the operational covenants, and we expect to remain in compliance with each of the financial and operational covenants.

        Neither the revolving credit facility nor the term loan restricts distributions to us by our subsidiaries.

The 8-5/8% Senior Notes

        In May 2001, we issued $200 million principal amount of our 8-5/8% Senior Notes, which mature on May 15, 2011. All of our 8-5/8% Senior Notes are currently outstanding. Interest on the 8-5/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8-5/8% Senior Notes in whole or in part at any time after May 15, 2006, at a redemption price initially at 104.3125% of the principal amount, declining ratably to 100% of the principal amount thereof on or after May 15, 2009, in each case together with accrued interest. A portion of the 8-5/8% Senior Notes may also be redeemed prior to May 15, 2004 under certain conditions. The 8-5/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8-5/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8-5/8% Senior Notes. In addition, the indenture governing the 8-5/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8-5/8% Senior Notes.

The 8-3/8% Senior Notes

        In April 2002, we issued $350 million principal amount of our 8-3/8% Senior Notes, which mature on April 15, 2012. All of our 8-3/8% Senior Notes are currently outstanding. Interest on the 8-3/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8-3/8% Senior Notes in whole or in part at any time after April 15, 2007, at the redemption prices initially at 104.188% of the principal amount, declining ratably to 100% of the principal amount thereof on or after April 15, 2010, in each case together with accrued interest. A portion of the 8-3/8% Senior Notes may also be redeemed prior to April 2005 under certain conditions. The 8-3/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8-3/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8-3/8% Senior Notes. In addition, the indenture governing the 8-3/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8-3/8% Senior Notes.

        All of our significant subsidiaries are full and unconditional guarantors of our 8-5/8% Senior Notes and 8-3/8% Senior Notes and our obligations under our revolving credit facility and the term loan. Each significant subsidiary is a 100% owned subsidiary of ours.

DESCRIPTION OF NOTES

        Definitions for certain defined terms may be found under "Certain Definitions" appearing below. References in this "Description of Notes" to the "Company" refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

        The original notes were, and the new notes will be, issued as a series of securities under an Indenture, dated April 17, 2002, and a Second Supplemental Indenture, dated as of November 13, 2003 (as so supplemented, the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture will be made available to any prospective purchaser of the Notes upon request to the Company.

General

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company in the aggregate principal amount of $200 million. The Company may issue additional notes from time to time subject to the limitations set forth under "Certain Covenants—Limitations on Additional Indebtedness." The original notes are, and the new notes will be, guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below.

        The Indebtedness represented by the original and new notes ranks pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the original and new notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

        Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the original and new notes.

        Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the original and new notes against those assets. At December 31, 2003, as adjusted to give effect to the application of the proceeds received upon issuance of the notes, the total Indebtedness of the Company, was approximately $948.5 million, none of which would have been subordinated to the notes or the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the notes against those assets.

        The Indenture relating to the original and new notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. As of the Issue Date, each of the Company's subsidiaries, other than minor subsidiaries and those subsidiaries specifically named in the definition of "Unrestricted Subsidiary," will be a Restricted Subsidiary. See "Certain Covenants—Limitations on Additional Indebtedness."

        The original and new notes bear interest at the rate of 6-1/2% per annum from the Issue Date, payable on May 15 and November 15 of each year, commencing on May 15, 2004, to holders of record at the close of business on May 1 or November 1, as the case may be, immediately preceding the respective interest payment date. The original and new notes will mature on November 15, 2013, and will be issued in denominations of $1,000 and integral multiples thereof.

        Principal, premium, if any, and interest on the original and new notes will be payable, and the notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the holders. The holders must surrender their Notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the holders.

Optional Redemption

        The Company may redeem all or any portion of the notes at any time and from time to time on or after November 15, 2008 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of each year indicated below:

Year	Percentage
2008	103.250%
2009	102.167%
2010	101.083%
2011 and thereafter	100.000%

        In addition, on or prior to November 15, 2006, the Company may, at its option, redeem up to 35% of the outstanding notes with the net proceeds of an Equity Offering at 106.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least $130 million principal amount of the notes remain outstanding after such redemption.

        Prior to November 15, 2008, we may at our option redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means, with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on November 15, 2008 (such redemption price being described in the second paragraph of this "Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through November 15, 2008 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to November 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 15, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means UBS Securities LLC and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

        In the event less than all of the notes are to be redeemed at any time, selection of the notes to be redeemed will be made by the Trustee from among the outstanding notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder whose notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Offers to Purchase the Notes

        The Indenture requires the Company

  (i)
  to offer to purchase all of the outstanding notes upon a Change of Control of the Company,

  (ii)
  to offer to purchase a portion of the outstanding notes using Net Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture, or

  (iii)
  to offer to purchase 10% of the original outstanding principal amount of the notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. See "Certain Covenants—Change of Control," "—Disposition of Proceeds of Asset Sales" and "—Maintenance of Consolidated Tangible Net Worth."

        None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the notes when required will result in an Event of Default with respect to the notes.

        If an offer is made to purchase notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-1 thereunder, if applicable.

        The Change of Control feature of the notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The Subsidiary Guarantees

        Each of the Subsidiary Guarantors will (so long as they remain subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

        The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

        The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant "Disposition of Proceeds of Asset Sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

        Upon the release of a guarantee by a Subsidiary Guarantor under all then outstanding Applicable Debt, at any time after the suspension of certain covenants as provided below under the caption "Limitation of Applicability of Certain Covenants if the Notes are Rated Investment Grade," the Subsidiary Guarantee of such Subsidiary Guarantor under the Indenture will be released and discharged at such time and no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor; provided that the foregoing shall not apply to any release of any Subsidiary Guarantor done in contemplation of, or in connection with, any cessation of the notes being rated Investment Grade. In the event that (1) any such released Subsidiary Guarantor thereafter guarantees any Applicable Debt (or if any released guarantee under any Applicable Debt is reinstated or renewed) or (2) the Extinguished Covenants (as defined in "Limitation of Applicability of Certain Covenants if the Notes are Rated Investment Grade") cease to be suspended as described under "Limitation of Applicability of Certain Covenants if the Notes are Rated Investment Grade," then any such released Subsidiary Guarantor and any other Restricted Subsidiary of the Company then existing will guarantee the notes on the terms and conditions set forth in the Indenture.

        "Applicable Debt" means all Indebtedness of the Company or any of its Restricted Subsidiaries (i) under the Bank Credit Facility or (ii) that is publicly traded (including in the Rule 144A market), including without limitation the Company's senior notes and senior subordinated notes outstanding on the Issue Date. For purposes of the above provision, Applicable Debt secured by a Lien on such Restricted Subsidiary's property or issued by such Restricted Subsidiary shall be deemed guaranteed by such Restricted Subsidiary.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

        "Acquisition Indebtedness" means Indebtedness of any Person and its subsidiaries existing at the time such Person became a subsidiary of the Company (or such Person is merged with or into the Company or one of the Company's subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a subsidiary of the Company or one of its subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a subsidiary of the Company or one of its subsidiaries) or (b) such acquisition of assets from any such Person.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a wholly owned subsidiary of the Company, any Restricted Subsidiary which is a wholly owned subsidiary of the Company.

        "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of capital stock of any subsidiary of such Person, whether by such Person or such subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its subsidiaries) having an aggregate fair market value of $500,000 or more as to each such transaction or series of related transactions; provided, however, that

        (i)    a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale,

        (ii)    sales of homes in the ordinary course of business will not constitute Asset Sales,

        (iii)    sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its subsidiaries' projects, will not constitute Asset Sales,

        (iv)    sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and

        (v)    transactions between the Company and any of its Restricted Subsidiaries which are wholly owned subsidiaries, or among such Restricted Subsidiaries which are wholly owned subsidiaries of the Company, will not constitute Asset Sales.

        "Bank Credit Facility" means the credit facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

        "Change of Control" means any of the following:

        (i)    the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50 percent or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

        (ii)    the acquisition by the Company and/or any of its subsidiaries of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

        (iii)    the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii);

        (iv)    any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50 percent (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act; or

        (v)    a majority of the Board of Directors of the Company not being comprised of directors who were (i) members of the Board of Directors of the Company on the initial issuance date of the notes under the Indenture or (ii) nominated for election or elected to the Board of Directors of the

Company with the affirmative vote of at least a majority of the directors who were members of the Board of Directors of the Company on the issuance date of the notes under the Indenture.

        "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

        "Consolidated Cash Flow Available for Fixed Charges" of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of

        (i)    Consolidated Net Income, plus

        (ii)    Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

        (iii)    Consolidated Interest Expense, plus

        (iv)    all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

        (v)    all other non-cash items reducing Consolidated Net Income during such period,

        minus all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that

        (1)    with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period,

        (2)    with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period,

        (3)    with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a subsidiary of the Company or is merged with or into the Company or one of the Company's subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and

        (4)    with respect to any other transaction pursuant to which any Person becomes a subsidiary of the Company or is merged with or into the Company or one of the Company's subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

        "Consolidated Income Tax Expense" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Incurred" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

        (i)    the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period,

        (ii)    except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries,

        (iii)    the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

        (iv)    in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and

        (v)    the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

        Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

        "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Consolidated Tangible Net Worth" of the Company as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any U.S. federal or state bankruptcy law.

        "Default" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

        "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes; provided that any capital stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such capital stock upon the occurrence of a change of control occurring prior to the final maturity of the notes will not constitute Disqualified Stock if the change of control provisions applicable to such capital stock are no more favorable to the holders of such capital stock than the "Change of Control" covenant set forth in the Indenture and such capital stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such capital stock pursuant to such provisions prior to the Company's repurchase of notes pursuant to the "Change of Control" covenant set forth in the Indenture.

        "Disqualified Stock Dividend" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

        "Equity Offering" means a public or private equity offering or sale by the Company for cash of capital stock, other than an offering or sale of Disqualified Stock.

        "Event of Default" has the meaning set forth in "Description of Notes—Events of Default."

        "Existing Indebtedness" means all of the Indebtedness of the Company and its subsidiaries that is outstanding on the date of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

        "Incur" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication,

        (i)    all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

        (ii)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (iii)    all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business,

        (iv)    all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture),

        (v)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; provided, however, that (a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness,

        (vi)    all capitalized lease obligations of such Person,

        (vii)    all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

        (viii)    all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and

        (ix)    all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

        The amount of Indebtedness of any Person at any date will be

(a)
the outstanding balance at such date of all unconditional obligations as described above,

(b)
the maximum liability of such Person for any contingent obligations under clause (viii) above and

(c)
in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) fair market value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

        "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

        "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

        "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

        "Investment Grade" means, with respect to a debt rating of the notes, a rating of Baa3 or higher by Moody's Investors Services, Inc. together with a rating of BBB- or higher by Standard & Poor's Rating Service or, in the event Standard & Poor's Rating Service or Moody's Investors Services, Inc. or both shall cease rating the notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

        "Investments" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

        "Issue Date" means the initial date of issuance of the original notes under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Material Subsidiary" means any subsidiary of the Company which accounted for five percent or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

        "Net Proceeds" means

        (i)    cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of

          (a)    all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale,

          (b)    provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries,

          (c)    payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (2) is required in connection with such Asset Sale to the extent actually repaid in cash,

          (d)    amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

          (e)    appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

        (ii)    all non-cash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

        "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

        "Officers' Certificate" means a certificate signed by two executive officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

        "Paying Agent" means any office or agency where notes and the Subsidiary Guarantees may be presented for payment.

        "Permitted Investments" of any Person means Investments of such Person in

        (i)    direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof,

        (ii)    certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better,

        (iii)    certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000,

        (iv)    commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof,

        (v)    repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and

        (vi)    in the case of the Company and its subsidiaries, any receivables or loans taken by the Company or a subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

        "Permitted Liens" means

        (i)    Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

        (ii)    statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

        (iii)    Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security,

        (iv)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its subsidiaries,

        (v)    attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings,

        (vi)    easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its subsidiaries,

        (vii)    zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its subsidiaries or the value of such real property for the purpose of such business,

        (viii)    leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its subsidiaries,

        (ix)    purchase money mortgages (including, without limitation, capitalized lease obligations and purchase money security interests),

        (x)    Liens securing Refinancing Indebtedness; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets,

        (xi)    Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40 percent of Consolidated Tangible Assets,

        (xii)    any interest in or title of a lessor to property subject to any capitalized lease obligations incurred in compliance with the provisions of the Indenture,

        (xiii)    Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness,

        (xiv)    any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture,

        (xv)    Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the Incurrence of such Non-Recourse Indebtedness,

        (xvi)    Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

        (xvii)    Liens securing Indebtedness of an Unrestricted Subsidiary,

        (xviii)    any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders,

        (xix)    any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary,

        (xx)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

        (xxi)    Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its subsidiaries from fluctuations in the price of commodities,

        (xxii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its subsidiaries in the ordinary course of business,

        (xxiii)    Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (A) were in existence prior to the contemplation of such acquisition, merger or consolidation and (B) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary, and

        (xxiv)    Liens replacing any of the Liens described in clauses (xiii) and (xxiii) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith), (B) the principal amount of new Indebtedness secured by such Liens, determined as of the date of Incurrence, has a Weighted Average Life of Maturity at least equal to the remaining Weighted Average Life to Maturity of the previously secured Indebtedness, (C) the maturity of the new Indebtedness secured by such Liens is not earlier than that of the previously secured Indebtedness Incurred or repaid, and (D) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Rating Agency" means a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for Standard & Poor's Rating Service or Moody's Investor Services, Inc., or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

        (i)    the Refinancing Indebtedness is subordinated to the original and new notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

        (ii)    the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the notes,

        (iii)    the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes,

        (iv)    such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing,

        (v)    such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and

        (vi)    such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

        "Registrar" means an office or agency where notes may be presented for registration of transfer or for exchange.

        "Restricted Investment" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

        "Restricted Payment" with respect to any Person means

        (i)    the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's capital stock (except that a dividend payable solely in capital stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),

        (ii)    any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's capital stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly,

        (iii)    any Restricted Investment, and

        (iv)    any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the original or new notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee;

provided, however, that with respect to the Company and its subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are wholly owned subsidiaries by any of the Company's subsidiaries, or (b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or capital stock of such Person or its subsidiaries if the consideration therefor consists solely of capital stock (other than Disqualified Stock) of such Person.

        "Restricted Subsidiary" means each of the subsidiaries of the Company which is not an Unrestricted Subsidiary.

        "Security Register" is a register of the notes and of their transfer and exchange kept by the Registrar.

        "Subsidiary Guarantee" means the guarantee of the original and new notes by each Subsidiary Guarantor under the Indenture.

        "Subsidiary Guarantors" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Arizona Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation, Beazer Homes Texas, L.P., a Delaware limited partnership, April Corporation, a Colorado corporation, Beazer SPE, LLC, a Georgia limited liability company, Beazer Homes Investment Corp., a Delaware corporation, Beazer Realty, Inc., a New Jersey corporation, Beazer Clarksburg, LLC, a Maryland limited liability company, Homebuilders Title Services of Virginia, Inc., a Virginia corporation, Homebuilders Title Services, Inc., a Delaware corporation, Texas Lone Star Title, L.P., a Texas limited partnership, Beazer Allied Companies Holdings, Inc., a Delaware corporation, Crossmann Communities of North Carolina, Inc., a North

Carolina corporation, Crossmann Communities of Ohio, Inc., an Ohio corporation, Crossmann Communities of Tennessee, LLC, a Tennessee limited liability company, Crossmann Communities Partnership, an Indiana general partnership, Crossmann Investments, Inc., an Indiana corporation, Crossmann Management Inc., an Indiana corporation, Crossmann Mortgage Corp., an Indiana corporation, Cutter Homes Ltd., a Kentucky corporation, Deluxe Homes of Lafayette, Inc., an Indiana corporation, Deluxe Homes of Ohio, Inc., an Ohio corporation, Beazer Realty, Inc. (formerly Merit Realty, Inc.), an Indiana corporation, Paragon Title, LLC, an Indiana limited liability company, Pinehurst Builders LLC, a South Carolina limited liability company, and Trinity Homes LLC, an Indiana limited liability company, and (ii) each of the Company's subsidiaries that becomes a guarantor of the original and new notes pursuant to the provisions of the Indenture.

        "Trust Officer" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Trustee" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

        "Unrestricted Subsidiary" means United Home Insurance Corporation, a Vermont corporation and Security Title Insurance Company, Inc., a Vermont corporation, and each of the subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that (a) neither the Company nor any of its other subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such subsidiary and (c) no default with respect to any Indebtedness of such subsidiary (including any right which the holders thereof may have to take enforcement action against such subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation, (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitations on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed

Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

        "Working Capital Facilities" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, any Subsidiary Guarantor and one or more lenders pursuant to which the Company or any Subsidiary Guarantor may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

Certain Covenants

        The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture or their application is suspended as set forth under the caption "Limitation of Applicability of Certain Covenants if the Notes are Rated Investment Grade") so long as any of the notes are outstanding or until the notes are defeased pursuant to provisions described under "—Discharge of Indenture."

  Disposition of Proceeds of Asset Sales.

        The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless

        (i)    the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value for the shares or assets sold or otherwise disposed of; provided that the aggregate fair market value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the fair market value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed five percent of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and

        (ii)    the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the original or new notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale, provided, however, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment.

        The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

        The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

        The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all holders (an "Excess Proceeds Offer"), and will purchase from holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of notes plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

        In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, to all Persons who were holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such holders' rights arising as a result thereof. The Indenture also provides that:

        (a)   In the event the aggregate principal amount of notes surrendered by holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the notes to be purchased on a pro rata basis from all notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

        (b)   Not later than one business day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to holders so accepted payment in an amount equal to the Asset Sale Offer Price of the notes purchased from each such holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

        (c)   Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        (d)   Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the holders; provided, however, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

        (e)   Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

        There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

  Limitations on Restricted Payments.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

          (i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments, or payments that would have been Restricted Payments if the Supplemental Indenture had been in effect at the time of such payments, declared or made after April 17, 2002, exceeds the sum of:

            (1) $100 million, plus

            (2) 50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing April 1, 2002 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), plus

            (3) the net cash proceeds derived from the issuance and sale of capital stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a subsidiary of the Company) after April 17, 2002, plus

            (4) 100 percent of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a subsidiary of the Company) after April 17, 2002 that is converted into or exchanged for capital stock of the Company that is not Disqualified Stock, plus

            (5) 100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002), plus

            (6) 100 percent of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after April 17, 2002, but only to the extent that such guarantee constituted a permitted Restricted Payment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002); or

          (ii) the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

          (iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

        Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:

        (i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration, provided that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom;

        (ii) the retirement of shares of the Company's capital stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a subsidiary of the Company) of, other shares of its capital stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (3) above;

        (iii) the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness;

        (iv) payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor; or

        (v) any purchase, redemption, retirement or other acquisition for value of capital stock of the Company or any subsidiary held by officers or employees or former officers or employees of the Company or any subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year and $5 million in the aggregate since April 17, 2002.

  Limitations on Additional Indebtedness.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquisition Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquisition Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.25 to 1.

        Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

        (i) the Company or any Subsidiary Guarantor from Incurring (A) Refinancing Indebtedness or (B) Non-Recourse Indebtedness,

        (ii) the Company from Incurring Indebtedness evidenced by the original or new notes,

        (iii) the Company or any Subsidiary Guarantor from Incurring Indebtedness under Working Capital Facilities not to exceed the greater of $250 million or 15% of Consolidated Tangible Assets,

        (iv) any Subsidiary Guarantee of Indebtedness of the Company under the original or new notes,

        (v) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money),

        (vi) any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness),

        (vii) (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a wholly owned subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Subsidiary Guarantor that is both a wholly owned subsidiary and a Restricted Subsidiary, and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a wholly owned subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Company's obligations under the original or new notes and the Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a wholly owned subsidiary and a Restricted Subsidiary,

        (viii) the Company and any Subsidiary Guarantor from Incurring Indebtedness under capitalized lease obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Subsidiary Guarantor, as the case may be, in an aggregate amount not to exceed $20 million, and

        (ix) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $20 million.

        The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the original or new notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

        For purposes of determining compliance with this "Limitations on Additional Indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

        Limitations and Restrictions on Issuance of Capital Stock of Restricted Subsidiaries.

        The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, preferred stock or any other capital stock constituting Disqualified Stock other than any such capital stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a wholly owned subsidiary.

  Change of Control.

        The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a "Change of Control Offer") from all holders, and will purchase from holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

        In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such holder's rights arising as a result thereof.

        The Indenture also provides that:

        (a) In the event of a Change of Control Offer, the Company will only be required to accept notes in denominations of $1,000 or integral multiples thereof.

        (b) Not later than one business day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to holders of notes so accepted payment in an amount equal to the Change of Control Price of the notes purchased from each such holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

        (c) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

        The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of notes can determine whether a Change of Control has occurred and exercise any remedies such holder may have upon a Change of Control.

  Limitations on Transactions with Stockholders and Affiliates.

        The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10 percent or more of the Common Equity of the Company or any of its subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

        The Indenture also provides that the Company will not, and will not permit any of its subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $5 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

        The Indenture also provides that the Company will not, and will not permit any of its subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $20 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant subsidiary, as the case may be, from a financial point of view.

        The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) capital stock issuances to members of the Board of Directors, officers and employees of the Company or its subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary or (v) any transaction pursuant to the tax sharing agreement, the agreement with Beazer Homes Ltd. regarding use of name and the cross-indemnity agreement, in each case with the Company's former parent or affiliates, as such agreements are in effect on the date of the Indenture.

  Limitations on Liens.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

  Limitations on Restrictions on Distributions from Restricted Subsidiaries.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; provided that such encumbrance or restriction applies only to the obligor on such Indebtedness and its subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

  Maintenance of Consolidated Tangible Net Worth.

        The Indenture provides that:

        (a) In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period or 60 days in the event that the end of the period is the end of the Company's fiscal year, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all holders (a "Net Worth Offer"), and will purchase from holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), 10 percent of the original outstanding principal amount of the notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. To the extent that the aggregate amount of notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of notes to be purchased pursuant to the Net Worth Offer by subtracting 100 percent of the principal amount (excluding premium) of notes acquired by the Company or any wholly owned subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase notes pursuant to this covenant.

        (b) Subject to the proviso contained in paragraph (a) above, in the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable holders to tender their notes to the Company.

        (c) In the event that the aggregate principal amount of notes surrendered by holders exceeds the Net Worth Amount, the Company will select the notes to be purchased on a pro rata basis from all notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

        (d) Not later than one business day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to holders of notes so accepted payment in an amount equal to the Net Worth Offer Price of the notes purchased from each such holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

        (e) Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

  Limitations on Mergers and Consolidations.

        The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another wholly owned Restricted Subsidiary) unless:

        (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture,

        (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

        (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and

        (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture.

        The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary

Guarantor being released from its Subsidiary Guarantee as provided under "The Subsidiary Guarantees" above.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such holder may have upon the occurrence of any such transaction.

Limitation of Applicability of Certain Covenants if the Notes are Rated Investment Grade.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described above under the captions "Certain Covenants" (except for the covenants described under "—Change of Control," "—Limitations on Liens," "—Limitations on Mergers and Consolidations" (other than clauses (iii) and (iv) of the first paragraph thereof) and "Reports") will terminate (such terminated covenants, the "Extinguished Covenants") and cease to have any further effect from and after the first date when the original or new notes issued under the Indenture are rated Investment Grade; provided that if the notes subsequently cease to be rated Investment Grade, then, from and after the time the notes cease to be rated Investment Grade, the Company and its Restricted Subsidiaries' obligation to comply with the Extinguished Covenants shall be reinstated.

        In addition, following the achievement of such Investment Grade ratings, (1) the Subsidiary Guarantees of the Subsidiary Guarantors will be released at the time of the release of the guarantees under all outstanding Applicable Debt subject to the reinstatement of Subsidiary Guarantees if released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the notes cease to be rated Investment Grade and (2) no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor unless released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the notes cease to be rated Investment Grade, in each case as more fully described under the caption "The Subsidiary Guarantees."

        Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Indenture upon reinstatement; provided that (i) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made after April 17, 2002 will be calculated as though the "Limitations on Restricted Payments" covenant had been in effect during the entire period after such date and (ii) with respect to Indebtedness, all Indebtedness Incurred from the date of the achievement of such Investment Grade ratings to the date of any such reinstatement will be classified as having been Incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the second paragraph under "—Limitations on Additional Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the date of such reinstatement and after giving effect to Indebtedness Incurred prior to the date of achievement of such Investment Grade rating and outstanding on the date of such reinstatement). To the extent any Indebtedness would not be permitted to be Incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the second paragraph under "—Limitations on Additional Indebtedness", such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Existing Indebtedness and permitted to be refinanced as Refinancing Indebtedness under clause (i) (A) of the second paragraph under "—Limitations on Additional Indebtedness."

Events of Default

        The following are Events of Default under the Indenture:

        (i) the failure by the Company to pay interest on any original or new note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

        (ii) the failure by the Company to pay the principal or premium of any original or new note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

        (iii) the failure by the Company or any of its subsidiaries to comply with any of its agreements or covenants in, or provisions of, the original or new notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

        (iv) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its subsidiaries that has an outstanding principal amount of $10 million or more in the aggregate;

        (v) the failure by the Company or any of its subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its subsidiaries with an outstanding aggregate amount of $10 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

        (vi) a final judgment or judgments that exceed $10 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

        (vii) the Company or any Material Subsidiary pursuant to or within the meaning of any U.S. federal or state bankruptcy law:

          (A) commences a voluntary case,

          (B) consents to the entry of an order for relief against it in an involuntary case,

          (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

          (D) makes a general assignment for the benefit of its creditors;

          (viii) a court of competent jurisdiction enters an order or decree under any U.S. federal or state bankruptcy law that:

          (A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

          (B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

          (C) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

        (ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

        A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the holders of at least 25 percent in principal amount of the then outstanding notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

        If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the holders of at least 25 percent in principal amount of the notes then outstanding by notice to the Company and the Trustee, may declare all notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any holder. The holders of a majority in principal amount of the notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the original or new notes under the Indenture. Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

        The holders may not enforce the provisions of the Indenture, the original or new notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the notes or that resulted from the failure to comply with the covenant entitled "Change of Control") if the Trustee determines that withholding such notice is in the holders' interest.

        The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any executive officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

        The Indenture provides that, as long as any of the original or new notes are outstanding, the Company will deliver to the Trustee and mail to each holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the

Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Discharge of Indenture

        The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the original and new notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the original and new notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

        In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the original and new notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the original and new notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

        A holder will be able to transfer or exchange original or new notes only in accordance with the provisions of the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the original and new notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of at least a majority in principal amount of the notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of a majority in principal amount of the notes then outstanding. Without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the original and new notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated notes in addition to certificated notes; to make any change that does not adversely affect the legal rights under the Indenture of any holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a subsidiary of the Company.

        Without the consent of each holder affected, the Company may not

        (i) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver,

        (ii) reduce the rate of or change the time for payment of interest, including default interest, on any note,

        (iii) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture,

        (iv) make any note payable in money other than that stated in the note,

        (v) make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture,

        (vi) modify the ranking or priority of the notes or any Subsidiary Guarantee,

        (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or

        (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the notes.

        The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the original or new notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each holder, by accepting such notes waives and releases all such liability.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

        The Indenture, the original and new notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Book-entry, Delivery and Form of Notes

        The notes will be represented by one or more global notes, referred to herein as global notes, in definitive form. The global notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Cede & Co. is referred to herein as the global note holder. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        We have been advised by DTC of the following:

        DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, referred to herein as participants, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers of the notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants) and the records of DTC's participants (with respect to the interests of DTC's indirect participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

        So long as the global note holder is the registered owner of any notes, it will be considered the sole holder of outstanding notes represented by such global notes under the indenture governing the notes. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we, the guarantors of the notes or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture governing the notes. Under the terms of such indenture, Beazer Homes and the Trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Beazer Homes nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

        Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by DTC, its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in the Indenture. In addition, if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture governing the notes, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

        Neither Beazer Homes nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and Beazer Homes and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

        Although DTC and its participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in global securities among DTC's participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither Beazer Homes, the trustee nor any paying agent will have any responsibility for the performance of DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material United States federal income tax consequences of the exchange of original notes issued on November 13, 2003 for new notes and the purchase, ownership and disposition of the new notes. This summary deals only with notes held as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities, expatriates, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, and persons whose functional currency is not the United States dollar. This summary does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate, gift or other tax laws.

        As used in this summary: "United States Holder" means a beneficial owner of the notes, who or that: is a citizen or resident of the United States; is a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or political subdivision thereof; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States treasury regulations to be treated as a United States person; A "Foreign Holder" is a beneficial owner of notes that is an individual, corporation, trust or estate and not a United States Holder; "Code" means the United States Internal Revenue Code of 1986, as amended to date; and "IRS" means the United States Internal Revenue Service.

        If a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships which hold notes should consult their tax advisors.

        Special rules may apply to certain Foreign Holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

        The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Code, the applicable United States Treasury regulations promulgated and proposed under the Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

The Exchange Offer

        Pursuant to this exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the SEC and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer described above will not result in a taxable event. Accordingly,

  •
  no gain or loss will be realized by a United States Holder upon receipt of a new note;

  •
  the holding period of the new note will include the holding period of the original note exchanged therefor, and

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of such exchange.

United States Holders

        Interest.    A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes. The original notes were not and the new notes will not be issued with original issue discount and the remainder of this section so assumes.

        Sale, exchange, or retirement of the notes.    A United States Holder's tax basis in a note generally will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption) of a note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any such amount attributable to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder's tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the notes, with a preferential rate available for notes held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital losses may be subject to certain limitations.

        Market Discount.    If a United States Holder purchases a new note (or purchased the original note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the United States Holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the United States Holder purchased the note.

        Under the market discount rules of the Code, a United States Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, the note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the United States Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the original note exchanged for the new note as the case may be).

        In general, market discount will be considered to accrue ratably during the period from the date of acquisition of the new note (or the original note exchanged for a new note as the case may be) to the maturity date of the note, unless the United States Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A United States Holder of a note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult their own tax advisors before making this election.

        Amortizable Bond Premium. A United States Holder that purchases a new note (or purchased the original note for which the new note was exchanged as the case may be) for an amount in excess of its stated principal amount will be considered to have purchased the note with "amortizable bond premium" in an amount equal to such excess. A United States Holder may elect to amortize the premium over the remaining term of the note under a constant yield method. The amount amortized in any year will be treated as a reduction to the United States Holder's interest income from the note and will reduce the United States Holder's tax basis in the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult their own tax advisors before making this election. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note.

Foreign Holders

        Interest.    Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that: the interest is not effectively connected with the conduct by the Foreign Holder of a trade or business in the United States; the holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote; the holder is not a controlled foreign corporation that is related to us through stock ownership; the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name and address on IRS Form W-8BEN (or a suitable substitute form).

        Certain securities clearing organizations and other entities who are not beneficial owners may be able to provide a signed statement to us or our paying agent. However, in such case, the signed statement may require a copy of the beneficial owner's W-8BEN or the substitute form.

        For purposes of this summary, we refer to this exemption from United States federal withholding tax as the "Portfolio Interest Exemption."

        The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

        A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest or gain if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such interest or gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder, that is a corporation, may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

        To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide us or our paying agent a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. These forms must be periodically updated.

        Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

        Sale, exchange or redemption of the notes.    A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or retirement (including a redemption) of notes unless

        (1)   the holder is an individual who was present in the United States for an aggregate of 183 or more days during the taxable year of the sale, exchange or retirement and certain other conditions are met,

        (2)   the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder, or

        (3)   a Foreign Holder is subject to tax pursuant to the provisions of the United States federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

        Backup withholding and information reporting may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our paying agent or a broker, as the case may be, will be required to withhold from any payment a backup withholding tax, currently at a rate of 28%, if a United States Holder (other than an exempt recipient such as a corporation) (1) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. A United States Holder will generally be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable payor.

        Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or is exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

        The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person" will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is: a "controlled foreign corporation" for United States federal income tax purposes; a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence), is derived from activities that are effectively connected with the conduct of a United States trade or business; or a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, United States treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

        Holders of notes should consult their own tax advisors regarding the application of information reporting and backup withholding to their particular circumstances.

PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The legality of the new notes and the guarantees offered in this prospectus, the binding obligations of the Company pertaining to such notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Beazer Homes USA, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 46), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 (SEC File No. 333-333-112147). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

        Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following document filed by us (SEC File No. 1-12822) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the date that the exchange offer terminates:

  •
  Our annual report on Form 10-K for the fiscal year ended September 30, 2003;

  •
  Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2003;

  •
  Our current report on Form 8-K filed January 27, 2004; and

  •
  Our current report on Form 8-K filed February 11, 2004.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

PROSPECTUS

                    , 2004

BEAZER HOMES USA, INC.

Offer to Exchange
6-1/2% Senior Notes due 2013,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
6-1/2% Senior Notes due 2013,
which have not
been registered under
the Securities Act of 1933

         UNTIL                        , 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        Beazer's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. Beazer maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

ITEM 21. Exhibits and Financial Statement Schedules

Exhibit Number	Title
3.1(a)**	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.(7)
3.1(b)**	Articles of Incorporation of April Corporation
3.1(c)**	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc.
3.1(d)**	Articles of Organization of Beazer Clarksburg, LLC
3.1(e)**	Charter of Beazer Homes Corp.

3.1(f)**	Certificate of Incorporation of Beazer Homes Holdings Corp.
3.1(g)**	Certificate of Incorporation of Beazer Homes Investment Corp.
3.1(h)**	Certificate of Incorporation of Beazer Homes Sales Arizona, Inc.
3.1(i)**	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc.
3.1(j)**	Certificate of Limited Partnership of Beazer Homes Texas, L.P.
3.1(k)**	Certificate of Incorporation of Beazer Mortgage Corporation
3.1(l)**	Articles of Incorporation of Beazer Realty Corp.
3.1(m)**	Certificate of Incorporation of Beazer Realty, Inc.
3.1(n)**	Certificate of Incorporation of Beazer Realty, Inc. (formerly Merit Realty, Inc.)
3.1(o)**	Articles of Incorporation of Beazer SPE, LLC
3.1(p)**	Articles of Incorporation of Beazer/Squires Realty, Inc.
3.1(q)**	Articles of Incorporation of Crossmann Communities of North Carolina, Inc.
3.1(r)**	Articles of Incorporation of Crossmann Communities of Ohio, Inc.
3.1(s)**	Articles of Organization of Crossmann Communities of Tennessee, LLC
3.1(t)**	Partnership Agreement of Crossmann Communities Partnership
3.1(u)**	Certificate of Incorporation of Crossmann Investments, Inc.
3.1(v)**	Certificate of Incorporation of Crossmann Management Inc.
3.1(w)**	Certificate of Incorporation of Crossmann Mortgage Corp.
3.1(x)**	Articles of Incorporation of Cutter Homes Ltd.
3.1(y)**	Certificate of Incorporation of Deluxe Homes of Lafayette, Inc.
3.1(z)**	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc.
3.1(aa)**	Articles of Incorporation of Homebuilders Title Services, Inc.
3.1(ab)**	Articles of Organization of Paragon Title, LLC
3.1(ac)**	Articles of Organization of Pinehurst Builders LLC
3.1(ad)**	Certificate of Limited Partnership of Texas Lone Star Title, L.P.
3.1(ae)**	Articles of Organization of Trinity Homes LLC
3.2(a)*	Amendments to By-laws of Beazer Homes USA, Inc.
3.2(b)**	By-Laws of April Corporation
3.2(c)**	By-Laws of Beazer Allied Companies Holdings, Inc.
3.2(d)**	By-Laws of Beazer Clarksburg, LLC
3.2(e)**	By-Laws of Beazer Homes Corp.
3.2(f)**	By-Laws of Beazer Homes Holdings Corp.
3.2(g)**	By-Laws of Beazer Homes Investment Corp.
3.2(h)**	By-Laws of Beazer Homes Sales Arizona, Inc.
3.2(i)**	By-Laws of Beazer Homes Texas Holdings, Inc.
3.2(j)**	Agreement of Limited Partnership of Beazer Homes Texas, L.P.
3.2(k)**	By-Laws of Beazer Mortgage Corporation

3.2(l)**	By-Laws of Beazer Realty Corp.
3.2(m)**	By-Laws of Beazer Realty, Inc.
3.2(n)**	Code of By-Laws of Beazer Realty, Inc. (formerly Merit Realty, Inc.)
3.2(o)**	Operating Agreement of Beazer SPE, LLC
3.2(p)**	By-Laws of Beazer/Squires Realty, Inc.
3.2(q)**	By-Laws of Crossmann Communities of North Carolina, Inc.
3.2(r)**	By-Laws of Crossmann Communities of Ohio, Inc.
3.2(s)**	Amended and Restated Operating Agreement of Crossmann Communities of Tennessee, LLC
3.2(t)**	Code of By-Laws of Crossmann Investments, Inc.
3.2(u)**	Code of By-Laws of Crossmann Management Inc.
3.2(v)**	By-Laws of Crossmann Mortgage Corp.
3.2(w)**	By-Laws of Cutter Homes Ltd.
3.2(x)**	Code of By-Laws of Deluxe Homes of Lafayette, Inc.
3.2(y)**	By-Laws of Homebuilders Title Services of Virginia, Inc.
3.2(z)**	By-Laws of Homebuilders Title Services, Inc.
3.2(aa)**	Amended and Restated Operating Agreement of Paragon Title, LLC
3.2(ab)**	Operating Agreement of Pinehurst Builders LLC
3.2(ac)**	Limited Partnership Agreement of Texas Lone Star Title, L.P.
3.2(ad)**	Second Amended and Restated Operating Agreement of Trinity Homes LLC
4.1	Indenture dated as of May 21, 2001 among Beazer and U.S. Bank Trust National Association, as trustee, related to Beazer's 8-5/8% Senior Notes due 2011(6)
4.2	Supplemental Indenture (8-5/8% Notes) dated as of May 21, 2001 among Beazer, its subsidiaries party thereto and U.S. Bank Trust National Association, as trustee(6)
4.3	Form of 8-5/8% Senior Notes due 2011(6)
4.4	Specimen of Common Stock Certificate(2)
4.5	Retirement Savings and Investment Plan (the "RSIP")(1)
4.6	RSIP Summary Plan Description(1)
4.7	Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights Agent(12)
4.8	Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8-3/8% Senior Notes due 2012(8)
4.9	First Supplemental Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8-3/8% Senior Notes due 2012(8)
4.10	Form of 8-3/8% Senior Note due 2012(8)

4.11	Second Supplemental Indenture dated as of November 13, 2003 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 6-1/2% Senior Notes due 2013(12)
4.12	Form of 6-1/2% Senior Note due 2013(12)
4.13**	Registration Rights Agreement dated as of November 13, 2003, by and among Beazer, the Guarantors named therein and the Initial Purchasers named therein
5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1	Amended and Restated 1994 Stock Incentive Plan(4)
10.2	Non-Employee Director Stock Incentive Plan(12)
10.3	Amended and Restated 1999 Stock Incentive Plan(9)
10.4-5	Amended and Restated Employment Agreements dated as of March 31, 1995:
10.4	Ian J. McCarthy(12)
10.5	John Skelton(12)
10.6	Employment Agreement dated as of January 13, 1998 for Michael H. Furlow(3)
10.7-8	Supplemental Employment Agreements dated as of July 17, 1996:
10.7	Ian J. McCarthy(12)
10.8	John Skelton(12)
10.12	Employment Agreement effective as of November 7, 2000 for C. Lowell Ball(4)
10.13	Change of Control Agreement effective as of November 7, 2000 for C. Lowell Ball(4)
10.14	Purchase Agreement for Sanford Homes of Colorado LLLP(5)
10.15	Employment Agreement effective as of July 10, 2002 for James O'Leary(10)
10.16	Change of Control Agreement effective as of July 10, 2002 for James O'Leary(10)
10.17	Change of Control Agreement effective as of March 1, 2001 for Michael T. Rand(10)
10.18	Employment Agreement effective as of December 17, 2002 for Michael T. Rand(10)
10.19	Credit Agreement dated as of June 2, 2003 between the Company and Bank One, NA, as agent, BNP Paribas, Guaranty Bank, Suntrust Bank, and Wachovia Bank, National Association as Syndication Agents, Comerica Bank, PNC Bank, N.A. and Washington Mutual Bank, FA, as Co-agents and Banc One Capital Markets, Inc., Lead Arranger and Sole Bookrunner(11)
21**	List of Subsidiaries of Beazer
23.1*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, Independent Auditors
24.1**	Power of Attorney (included in Part II of the registration statement)
25.1**	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery
99.3**	Form of Letter to Registered Holders and The Depository Trust Company Participants

99.4**	Form of Letter to Clients

*
Filed herewith.

**
Previously filed.

(1)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.
(2)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.
(3)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-51087) filed on April 27, 1998.
(4)	Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended December 31, 2000.
(5)	Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on August 10, 2001.
(6)	Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001.
(7)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4/A filed on March 12, 2002.
(8)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002.
(9)	Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8/S-3 (Registration No. 333-101142) filed on November 12, 2002.
(10)	Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2002.
(11)	Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended June 30, 2003.
(12)	Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2003.

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6)
    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7)
    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of March, 2004.

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Brian C. Beazer	Director and Non-Executive Chairman of the Board	March 16, 2004
* Ian J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)	March 16, 2004
* Laurent Alpert	Director	March 16, 2004
* Katie J. Bayne	Director	March 16, 2004
* Maureen E. O'Connell	Director	March 16, 2004
* Larry T. Solari	Director	March 16, 2004
* Stephen P. Zelnak, Jr.	Director	March 16, 2004

* James O'Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 16, 2004
* Michael T. Rand	Senior Vice President, Corporate Controller (Principal Accounting Officer)	March 16, 2004
*By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of March, 2004.

BEAZER HOMES CORP.
BEAZER/SQUIRES REALTY, INC.
BEAZER HOMES SALES ARIZONA INC.
BEAZER REALTY CORP.
BEAZER MORTGAGE CORPORATION
BEAZER HOMES HOLDINGS CORP.
BEAZER HOMES TEXAS HOLDINGS, INC.
BEAZER HOMES TEXAS, L.P.
APRIL CORPORATION
BEAZER SPE, LLC
BEAZER HOMES INVESTMENT CORP.
BEAZER REALTY, INC.
BEAZER CLARKSBURG, LLC
TEXAS LONE STAR TITLE, L.P.
BEAZER ALLIED COMPANIES HOLDINGS, INC.
CROSSMANN COMMUNITIES OF NORTH CAROLINA, INC.
CROSSMANN COMMUNITIES OF OHIO, INC.
CROSSMANN COMMUNITIES OF TENNESSEE, LLC
CROSSMANN COMMUNITIES PARTNERSHIP
CROSSMANN INVESTMENTS, INC.
CROSSMANN MANAGEMENT INC.
CROSSMANN MORTGAGE CORP.
CUTTER HOMES LTD.
DELUXE HOMES OF LAFAYETTE, INC.
DELUXE HOMES OF OHIO, INC.
BEAZER REALTY, INC. (FORMERLY MERIT REALTY, INC.)
PARAGON TITLE, LLC
PINEHURST BUILDERS LLC
TRINITY HOMES LLC

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.

Signature	Title	Date

* Brian C. Beazer	Director	March 16, 2004
* Ian J. McCarthy	Director and (Principal Executive Officer)	March 16, 2004
* James O'Leary	Executive Vice President (Principal Financial Officer)	March 16, 2004
* Michael T. Rand	Corporate Controller (Principal Accounting Officer)	March 16, 2004
*By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of March, 2004.

HOMEBUILDERS TITLE SERVICES OF VIRGINIA, INC. HOMEBUILDERS TITLE SERVICES, INC.
By:	/s/ CORY BOYDSTON Cory Boydston Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Brian C. Beazer	Director and Non-Executive Chairman of the Board	March 16, 2004
* Ian J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)	March 16, 2004
* Cory Boydston	Vice President and Executive Officer	March 16, 2004
* James O'Leary	Executive Vice President (Principal Financial Officer)	March 16, 2004
* Michael T. Rand	Corporate Controller (Principal Accounting Officer)	March 16, 2004
*By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Title
3.1(a)**	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.(7)
3.1(b)**	Articles of Incorporation of April Corporation
3.1(c)**	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc.
3.1(d)**	Articles of Organization of Beazer Clarksburg, LLC
3.1(e)**	Charter of Beazer Homes Corp.
3.1(f)**	Certificate of Incorporation of Beazer Homes Holdings Corp.
3.1(g)**	Certificate of Incorporation of Beazer Homes Investment Corp.
3.1(h)**	Certificate of Incorporation of Beazer Homes Sales Arizona, Inc.
3.1(i)**	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc.
3.1(j)**	Certificate of Limited Partnership of Beazer Homes Texas, L.P.
3.1(k)**	Certificate of Incorporation of Beazer Mortgage Corporation
3.1(l)**	Articles of Incorporation of Beazer Realty Corp.
3.1(m)**	Certificate of Incorporation of Beazer Realty, Inc.
3.1(n)**	Certificate of Incorporation of Beazer Realty, Inc. (formerly Merit Realty, Inc.)
3.1(o)**	Articles of Incorporation of Beazer SPE, LLC
3.1(p)**	Articles of Incorporation of Beazer/Squires Realty, Inc.
3.1(q)**	Articles of Incorporation of Crossmann Communities of North Carolina, Inc.
3.1(r)**	Articles of Incorporation of Crossmann Communities of Ohio, Inc.
3.1(s)**	Articles of Organization of Crossmann Communities of Tennessee, LLC
3.1(t)**	Partnership Agreement of Crossmann Communities Partnership
3.1(u)**	Certificate of Incorporation of Crossmann Investments, Inc.
3.1(v)**	Certificate of Incorporation of Crossmann Management Inc.
3.1(w)**	Certificate of Incorporation of Crossmann Mortgage Corp.
3.1(x)**	Articles of Incorporation of Cutter Homes Ltd.
3.1(y)**	Certificate of Incorporation of Deluxe Homes of Lafayette, Inc.
3.1(z)**	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc.
3.1(aa)**	Articles of Incorporation of Homebuilders Title Services, Inc.
3.1(ab)**	Articles of Organization of Paragon Title, LLC
3.1(ac)**	Articles of Organization of Pinehurst Builders LLC
3.1(ad)**	Certificate of Limited Partnership of Texas Lone Star Title, L.P.
3.1(ae)**	Articles of Organization of Trinity Homes LLC
3.2(a)*	Amendments to By-laws of Beazer Homes USA, Inc.
3.2(b)**	By-Laws of April Corporation

3.2(c)**	By-Laws of Beazer Allied Companies Holdings, Inc.
3.2(d)**	By-Laws of Beazer Clarksburg, LLC
3.2(e)**	By-Laws of Beazer Homes Corp.
3.2(f)**	By-Laws of Beazer Homes Holdings Corp.
3.2(g)**	By-Laws of Beazer Homes Investment Corp.
3.2(h)**	By-Laws of Beazer Homes Sales Arizona, Inc.
3.2(i)**	By-Laws of Beazer Homes Texas Holdings, Inc.
3.2(j)**	Agreement of Limited Partnership of Beazer Homes Texas, L.P.
3.2(k)**	By-Laws of Beazer Mortgage Corporation
3.2(l)**	By-Laws of Beazer Realty Corp.
3.2(m)**	By-Laws of Beazer Realty, Inc.
3.2(n)**	Code of By-Laws of Beazer Realty, Inc. (formerly Merit Realty, Inc.)
3.2(o)**	Operating Agreement of Beazer SPE, LLC
3.2(p)**	By-Laws of Beazer/Squires Realty, Inc.
3.2(q)**	By-Laws of Crossmann Communities of North Carolina, Inc.
3.2(r)**	By-Laws of Crossmann Communities of Ohio, Inc.
3.2(s)**	Amended and Restated Operating Agreement of Crossmann Communities of Tennessee, LLC
3.2(t)**	Code of By-Laws of Crossmann Investments, Inc.
3.2(u)**	Code of By-Laws of Crossmann Management Inc.
3.2(v)**	By-Laws of Crossmann Mortgage Corp.
3.2(w)**	By-Laws of Cutter Homes Ltd.
3.2(x)**	Code of By-Laws of Deluxe Homes of Lafayette, Inc.
3.2(y)**	By-Laws of Homebuilders Title Services of Virginia, Inc.
3.2(z)**	By-Laws of Homebuilders Title Services, Inc.
3.2(aa)**	Amended and Restated Operating Agreement of Paragon Title, LLC
3.2(ab)**	Operating Agreement of Pinehurst Builders LLC
3.2(ac)**	Limited Partnership Agreement of Texas Lone Star Title, L.P.
3.2(ad)**	Second Amended and Restated Operating Agreement of Trinity Homes LLC
4.1	Indenture dated as of May 21, 2001 among Beazer and U.S. Bank Trust National Association, as trustee, related to Beazer's 8-5/8% Senior Notes due 2011(6)
4.2	Supplemental Indenture (8-5/8% Notes) dated as of May 21, 2001 among Beazer, its subsidiaries party thereto and U.S. Bank Trust National Association, as trustee(6)
4.3	Form of 8-5/8% Senior Notes due 2011(6)
4.4	Specimen of Common Stock Certificate(2)
4.5	Retirement Savings and Investment Plan (the "RSIP")(1)

4.6	RSIP Summary Plan Description(1)
4.7	Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights Agent(12)
4.8	Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8-3/8% Senior Notes due 2012(8)
4.9	First Supplemental Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8-3/8% Senior Notes due 2012(8)
4.10	Form of 8-3/8% Senior Note due 2012(8)
4.11
Second Supplemental Indenture dated as of November 13, 2003 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 6-1/2% Senior Notes due 2013(12)
4.12	Form of 6-1/2% Senior Note due 2013(12)
4.13**	Registration Rights Agreement dated as of November 13, 2003, by and among Beazer, the Guarantors named therein and the Initial Purchasers named therein
5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1	Amended and Restated 1994 Stock Incentive Plan(4)
10.2	Non-Employee Director Stock Incentive Plan(12)
10.3	Amended and Restated 1999 Stock Incentive Plan(9)
10.4-5	Amended and Restated Employment Agreements dated as of March 31, 1995:
10.4	Ian J. McCarthy(12)
10.5	John Skelton(12)
10.6	Employment Agreement dated as of January 13, 1998—Michael H. Furlow(3)
10.7-8	Supplemental Employment Agreements dated as of July 17, 1996:
10.7	Ian J. McCarthy(12)
10.8	John Skelton(12)
10.12	Employment Agreement effective as of November 7, 2000 for C. Lowell Ball(4)
10.13	Change of Control Agreement effective as of November 7, 2000 for C. Lowell Ball(4)
10.14	Purchase Agreement for Sanford Homes of Colorado LLLP(5)
10.15	Employment Agreement effective as of July 10, 2002 for James O'Leary(10)
10.16	Change of Control Agreement effective as of July 10, 2002 for James O'Leary(10)
10.17	Change of Control Agreement effective as of March 1, 2001 for Michael T. Rand(10)
10.18	Employment Agreement effective as of December 17, 2002 for Michael T. Rand(10)
10.19
Credit Agreement dated as of June 2, 2003 between the Company and Bank One, NA, as agent, BNP Paribas, Guaranty Bank, Suntrust Bank, and Wachovia Bank, National Association as Syndication Agents, Comerica Bank, PNC Bank, N.A. and Washington Mutual Bank, FA, as Co-agents and Banc One Capital Markets, Inc., Lead Arranger and Sole Bookrunner(11)

21**	List of Subsidiaries of Beazer
23.1*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, Independent Auditors
24.1**	Power of Attorney (included in Part II of the registration statement)
25.1**	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery
99.3**	Form of Letter to Registered Holders and The Depository Trust Company Participants
99.4**	Form of Letter to Clients
*
Filed herewith.

**
Previously filed.

(1)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.

(2)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.

(3)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-51087) filed on April 27, 1998.

(4)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended December 31, 2000.

(5)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on August 10, 2001.

(6)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001.

(7)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4/A filed on March 12, 2002.

(8)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002.

(9)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8/S-3 (Registration No. 333-101142) filed on November 12, 2002.

(10)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2002.

(11)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended June 30, 2003.

(12)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2003.

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

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BEAZER HOMES USA, INC. TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
INCORPORATION BY REFERENCE
SUMMARY
The Company
The Exchange Offer
Summary Of Terms Of New Notes
Comparison With Original Notes
Terms Of New Notes
Ratio of Earnings to Fixed Charges
Risk Factors
Summary Historical Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF EXISTING INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX